Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Second Quarter Earnings Per Share Increases 71 Percent to $0.12
on Revenues of $35.5 Million

Net Income Increases 129 Percent over Prior Year Period

TROY, NY-April 21, 2005-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.12 for the second fiscal quarter ended March 31, 2005, representing a 71 percent increase over the $0.07 reported for the same period last year. Revenues for the quarter were $35.5 million compared to $31.4 million last year. Net income for the second quarter more than doubled to $2.5 million compared to $1.1 million in the second quarter of fiscal 2004.

Financial highlights for the quarter include:

  Operating income grew 35 percent to $3.9 million, representing an 11 percent operating margin and marking the eighth consecutive quarter of year-over-year increases in both operating income and operating margin. The operating margin is above the 9 percent operating margin reported in both the second quarter of fiscal 2004 and the first quarter of fiscal 2005.

  Year-over-year earnings per share increased for the eighth consecutive quarter.

  Cash from operations grew by $3.8 million during the quarter, bringing cash and investments to $69.8 million as of March 31, 2005.

  Total deferred revenue stood at $17.5 million at the end of the quarter.

"MapInfo's performance this quarter is indicative of our ongoing transition to the broader Location Intelligence market, an accelerated shift in our business model from selling packaged applications to offering solutions that address our customers' business needs and continued diversification of our revenue mix," said Mark Cattini, president and chief executive officer.

"For instance, we experienced some top-line softness from the telecommunications vertical market, resulting from consolidation activity in the wireline and wireless segments, and from a lengthening of the purchase approval process at some customers. However, we saw further success with our vertical market solutions approach, particularly in the public sector and retail vertical markets, and growing revenue from our new enterprise offerings, MapInfo Envinsa™, MapInfo MapXtreme® 2004 and MapInfo Exponare™."

Cattini added, "Heading into the second half of the fiscal year, we are focused on making further progress in executing on our vertical market strategy. We intend to sustain the momentum we have achieved in driving customer adoption of the offerings introduced last year to broaden our customers' use of MapInfo Location Intelligence solutions across the enterprise and to continue delivering vertical market solutions to new and existing customers. By carefully concentrating on expense additions in support of revenue growth, we plan to continue to produce profitable revenue growth."

Guidance

Anticipating that revenue from the telecommunications sector will remain somewhat soft in the second half of the year, the company is revising its anticipated fiscal year revenue to a range of $146 million to $151 million from $149 million to $154 million. On the basis of this revenue range and through prudent expense management, the company reiterates its earnings per share guidance of $0.42 to $0.46.

For the third quarter, we anticipate revenues in the range of $36.5 million to $38.5 million and earnings per share in the range of $0.12 to $0.14.

Conference Call

The MapInfo Second Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Thursday, April 21, 2005. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EDT) on April 21, 2005 through 5:30 PM (EDT) on April 28, 2005. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 5890185). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Factors Affecting Future Performance" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2005	2004	2005	2004

Net revenues	$ 35,497	$ 31,447	$ 70,196	$ 60,034
Cost of revenues	10,432	9,050	20,815	17,411

Gross profit	25,065	22,397	49,381	42,623

Operating expenses:
Research and development	5,753	5,379	11,483	10,456
Selling and marketing	11,559	10,337	23,106	20,558
General and administrative	3,901	3,824	7,807	7,642

Total operating expenses	21,213	19,540	42,396	38,656

Operating income	3,852	2,857	6,985	3,967

Interest income	426	125	764	210
Interest expense	(274)	(278)	(579)	(581)
Other income (expense), net	(276)	(914)	(1,523)	(745)

Interest and other income (expense), net	(124)	(1,067)	(1,338)	(1,116)

Income before income taxes	3,728	1,790	5,647	2,851
Provisions for income taxes	1,267	717	2,027	1,141

Net income	$ 2,461	$ 1,073	$ 3,620	$ 1,710

Earnings per share	$ 0.12	$ 0.07	$ 0.17	$ 0.10

Average shares outstanding	21,207	16,469	21,072	16,291

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	March 31,	September 30,
	2005	2004

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 69,791	$ 72,833
Receivables - net	28,324	27,792
Inventories	354	494
Other current assets	4,713	4,276

Total current assets	103,182	105,395
Property and equipment - net	25,753	25,906
Product development costs - net	504	374
Deferred income taxes	14,404	14,160
Goodwill - net	45,438	44,592
Other intangible assets - net	10,424	10,891
Investments and other assets	1,147	1,527

Total assets	$ 200,852	$ 202,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,301	$ 1,301
Accounts payable and accrued expenses	23,639	31,920
Deferred revenue	17,365	17,436

Total current liabilities	42,305	50,657
Long-term debt	14,935	15,590
Deferred revenue, long-term	152	340
Other long-term liabilities	2,489	2,765

Total liabilities	59,881	69,352

Stockholders' Equity:
Common stock	41	41
Paid-in capital	103,087	100,838
Retained earnings	37,843	32,614

Total stockholders' equity	140,971	133,493

Total liabilities and stockholders' equity	$ 200,852	$ 202,845